Exhibit 99.1

RAILAMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	For the Year Ended
	December 31,
	2011	2010	2009
	(In thousands)

Net income	$36,868	$19,117	$15,842
Other comprehensive income:
Foreign currency translation adjustments	(2,403)	5,667	16,488
Actuarial (loss) gain associated with pension and postretirement benefit plans, net of tax of $(1,075), $60, and $(313), respectively	(2,663)	172	(843)
Change in market value of derivative instruments, net of tax of $3,262	—	—	5,322
Write off of terminated swap costs, net of tax of $642	—	1,047	—
Amortization of terminated swap costs, net of tax of $4,775, $7,938, and $6,315, respectively	7,132	13,306	10,303

Total other comprehensive income	2,066	20,192	31,270

Total comprehensive income	$38,934	$39,309	$47,112